SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                                    PURSUANT
                          TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of Report (date of earliest event reported)                  June 30, 2005
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                              INNOVA HOLDINGS, INC.
             (Exact name of Registrant as specified in its charter)



             Delaware                          000-33231                      95-4868120
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   (State or other jurisdiction        (Commission File number)     (IRS Employer Identification No.)
of  incorporation or organization)
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       17105 San Carlos Boulevard, Suite A6151, Fort Myers, Florida 33931
               (Address of principal executive offices) (Zip Code)

                                 (239) 466-0488
              (Registrant's Telephone Number, Including Area Code)


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                  (Former Address If Changed since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation for the registrant under any of the following provisions (see General Instruction A.2. below):

|_|   Written communications pursuant to Rule 425 under the Securities Act (17
      CFR 230.425)

|_|   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
      240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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                 SECTION 1-REGISTRANT'S BUSINESS AND OPERATIONS

Item 1.01 Entry into a Material Definitive Agreement.

On June 14, 2005, Innova Holdings, Inc. (the "Company") appointed Eugene Gartlan
Chief Financial Officer of the Company. On June 30, 2005, the Company and Mr.
Gartlan entered into an Employment Agreement effective as of June 14, 2005.

The term of the employment agreement is five years. The agreement is automatically extended for one year periods unless terminated on not less than thirty days notice by either party prior to any termination date.

For all the services to be rendered by Mr. Gartlan from June 14, 2005 through December 14, 2005, Mr. Gartlan shall be granted stock options to purchase
18,000,000 million shares of common stock of the Company at the purchase price of $.036. Such options shall be granted under the terms of the Company's Stock
Option Plan and shall vest equally over a period of three years, or upon death if sooner. After December 14, 2005, Mr. Gartlan shall be paid a salary of fifteen thousand dollars per month. The Company shall have the option to pay the salary in cash or in shares of common stock of the Company registered on Form
S-8. The stock price shall be determined by the ending market price for the shares on the first business day of the month in which the salary is earned.

If Mr. Gartlan is terminated without cause, all remaining outstanding stock options that have not been exercised by Mr. Gartlan, including stock options to purchase 12,121,276 shares of common stock of the Company awarded by the Board of Directors of the Company to Stratex Solutions, LLC on April 12, 2005 shall immediately vest on the effective date of termination. If there is a change of ownership of the Company or any of its subsidiaries, all remaining outstanding stock options, including the Stratex Solutions options, that have not been exercised by Mr. Gartlan shall immediately vest on the day immediately preceding the effective date of the change of ownership. Stratex Solutions is owned by Mr.
Gartlan and was retained by the Company from December 15, 2004 until June 14, 2005 as a consulting firm assisting the Company in its various financial matters.

If employment is terminated by the Company without cause, Mr. Gartlan shall receive a payment equal to twenty four months of salary paid prior to the effective date of termination. The Company has the option to make this payment either in cash or in the common stock of the Company based on the per share market price of common stock at the time of termination.

If during Mr. Gartlan's employment, the Company enters into an agreement which effectively will result in a change of control of the ownership of either the Company or Robotic Workspace Technologies, Inc. ("RWT"), the Company's wholly-owned subsidiary, or if the Company enters into an agreement which effectively will result in a change of ownership of the assets of the Company or RWT, Mr. Gartlan shall receive a payment equal to twenty four months of the


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salary paid prior to the effective date of the change of control. The Company shall make such payment in the common stock of the Company based on a price per share of $.005 if the effective date of the change of control is December 14, 2005 or sooner; thereafter the price per share shall be the market price of common stock at the time of the change in control. Regarding the change of ownership of the assets of the Company or RWT, such change of ownership shall be deemed to have occurred if the rights to use the software of Robotic Workspace
Technologies, Inc., is granted or sold in settlement of claims made by the Company or RWT of trade secret violations or patent infringements, and such rights to use the software results in a settlement payment to the Company or RWT in a single payment or multiple payments, other than a long term licensing agreement typical of software licensing agreements.


Item 1.02 Termination of a Material Definitive Agreement.

The Consulting Agreement dated February 1, 2005, effective December 15, 2004, between the Company and Stratex Solutions, LLC was terminated effective June 14, 2005. Eugene Gartlan is the owner of Stratex Solutions. Mr Gartlan entered into an employment agreement with the Company effective June 14, 2005, described in
Item 1.01 of this Report.





                   SECTION 9-FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits.

(a) Exhibits.

10.1  Employment Agreement dated June 30, 2005 between Eugene Gartlan and Innova
      Holdings, Inc.

10.2 Consulting Agreement dated February 1, 2005 between Stratex Solutions, LLC and Innova Holdings, Inc. (1)

10.3  Termination of Consulting Agreement dated June 30, 2005 between Stratex
      Solutions, LLC and Innova Holdings, Inc.

(1)   Incorporated by reference to the Form 10-KSB filed on April 19, 2005.


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                                   SIGNATURES

         In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                              INNOVA HOLDINGS, INC.


Date: July 5, 2005                    By: /s/ Walter K. Weisel
                                          --------------------
                                          Walter K. Weisel
                                          Chairman and Chief Executive Officer

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